EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WHEELING ISLAND GAMING, INC. ANNOUNCES

FISCAL 2004 OPERATING RESULTS

WHEELING, W.Va (March 31, 2005) — Wheeling Island Gaming, Inc. announced today that the company’s audited financial results for the fiscal year ended December 31, 2004 reflect operating revenues of $119.4 million, representing an increase of $14.1 million or a 13.4% increase over the prior year.

Gaming revenues, which represent 84.1% of total revenues, were $100.4 million, an increase of $11.8 million or 13.2% over 2003.  The increase in gaming revenues was due to the full year impact of the Wheeling Island expansion and the further expansion of gaming operations in 2004. The Wheeling Island expansion, which increased the number of slot machines from 1,630 to 2,200, opened on June 26, 2003 and was only open for approximately six months during the twelve months ended December 31, 2003.  The full year impact of the Wheeling Island expansion and the further expansion of gaming operations in 2004, which increased the number of slot machines from 2,200 to 2,362, resulted in higher levels of gaming activity. The increase in operating revenues was due to the increase in gaming revenues and the full twelve-month impact of the additional revenues from the new hotel and food and beverage amenities that were added to the Wheeling Island complex in conjunction with the expansion.

The company’s operating income for the year was $40.5 million, an increase of $2.8 million over last year.  The increase in income from operations was due to the $14.1 million increase in operating revenues offset partially by $11.3 million of higher operating expenses. The increase in operating expenses was due primarily to increased costs associated with the full twelve-month impact of the Wheeling Island expansion.

Net income for the year was $14.0 million, representing a decrease of $1.4 million over 2003.  The lower net income was due to one-time charges of $4.6 million relating primarily to the damage caused by the flooding of the Ohio River in September and $0.3 million of higher interest expense offset partially by $2.8 million of higher income from operations and $0.7 million of lower income taxes.

The company defines EBITDA as net income before interest, taxes and depreciation and amortization. EDITDA is non-GAAP. The company believes that EBITDA can assist investors in analyzing and assessing its ability to service debt. In addition, management focuses on EBITDA, as defined, as a measure of the ability of the business to generate cash. This measure should not be considered in isolation or as an alternative to net income in measuring operating performance and as an alternative to cash flows in measuring the company’s liquidity. EBITDA, as the company defines this term, may not be comparable to a similarly titled financial performance measure presented by other companies.

EBITDA was $47.6 million for the year, representing an increase of $0.2 million or 0.5% over 2003. The $0.2 million increase in EBITDA was achieved despite $4.6 million of one-time charges related to the September flood. The one-time charges relating to the September flood represent the casualty loss resulting from the damage to Wheeling Island’s gaming and racing facilities and the loss attributable to the disposition of equipment assets lost in the flood.

As of December 31, 2004, Wheeling Island Gaming has $142.3 million of debt outstanding, comprised of $125 million of unsecured senior notes and $17.3 million of borrowings under its revolving credit facility.

Today, the company filed its Form 10-K with the Securities and Exchange Commission.  The Form 10-K filing includes the audited financial results of the company for fiscal year ended December 31, 2004.  The Form 10-K was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Delaware North Companies Gaming & Entertainment, Inc., a wholly owned subsidiary of Delaware North Companies, Inc.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Delaware North Companies Gaming & Entertainment, Delaware North Companies Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, FleetCenter (soon to be renamed TD Banknorth Garden), and the Delta Queen Steamboat Company. Delaware North Companies, Inc. is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 30,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media contact Wendy Watkins, Vice President Corporate Communications, Delaware North Companies—716-858-5092

EBITDA – NON-GAAP MEASURES

($000’S Omitted)

	Twelve Months Ended
	Dec. 31, 2004	Dec. 31, 2003

Cash Provided by Operating Activities	$34,479	$28,202

Deduct changes in other assets and liabilities	(10,487)	3,373
Deduct other non-cash adjustments	(332)
Add interest expense excluding amortization of debt issuance costs	13,500	13,174
Add current federal tax expense	10,450	2,610

EBITDA*	$47,610	$47,359

*  EBITDA means earnings before interest, taxes, depreciation and amortization.